EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statements (No. 333-38028, No. 333-86015, and 333-100081) on Form S-8 of United Community Financial Corp. of our report dated April 22, 2005, with respect to United Community Financial Corp. management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this amended annual report on Form 10-K of United Community Financial Corp. for the year ended December 31, 2004.

/S/Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Columbus, Ohio
May 2, 2005